EXHIBIT 10e

Description of Non-Employee Director’s Travel Accident Insurance Coverage

Verizon provides accident protection to non-employee Directors while travelling on Verizon business. Benefits are payable in the event of (1) accidental death and dismemberment, including paralysis, and (2) in the case of insured non-employee Directors under the age of 70, permanent total disability.